Exhibit 11.1

Statement of Computation of Per Share Earnings

                                             For three months ended December 31,
                                                     2003             2002
                                                 -----------      -----------
BASIC:

Average shares outstanding                        73,769,282       52,253,857

Net income(loss) applicable
   to Common Shares                                 (424,815)        (714,875)

                                                 -----------      -----------
Per share amount                                      (0.006)          (0.014)
                                                 ===========      ===========
FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                   73,769,282       52,253,857

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                     1,383,724        1,320,617

Floating convertible debenture                       371,468        1,500,000
                                                 -----------      -----------
Shares outstanding                                75,524,464       55,074,474
                                                 ===========      ===========
Net income(loss)                                    (424,815)        (714,875)

Interest on Floating Convertible
  Debenture, net of taxes                            106,417           50,351

Net income (loss) for fully diluted                       --               --
   calculation                                      (318,398)        (664,524)
                                                 ===========      ===========

Per share amount                                      (0.004)          (0.012)
                                                 ===========      ===========

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                                               For six months ended December 31,
                                                     2003             2002
                                                 -----------      -----------
BASIC:
Average shares outstanding                        72,218,330       51,478,634

Net income(loss) applicable
  to Common Shares                                (1,091,165)      (1,840,521)
                                                 -----------      -----------
Per share amount                                      (0.015)          (0.036)
                                                 ===========      ===========
FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants and
  conversion of debentures for each
  year                                            72,218,330       51,478,634

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                     1,282,545        1,204,051

Floating convertible debenture                       185,729        1,500,000
                                                 -----------      -----------
Shares outstanding                                73,686,604       54,182,685
                                                 ===========      ===========

Net income(loss)                                  (1,091,165)      (1,840,521)

Interest on Floating Convertible
  Debenture, net of taxes                            106,417          101,114

Net income (loss) for fully diluted                       --               --
   calculation                                      (984,748)      (1,739,408)
                                                 ===========      ===========
Per share amount                                      (0.013)          (0.032)
                                                 ===========      ===========